Exhibit 4.1

FIRST AMENDMENT TO
RIGHTS AGREEMENT
This First Amendment (the “Amendment”) to the Rights Agreement (defined below) is made as of March 11, 2013 by and between Affinity Gaming, a Nevada corporation (the “Company”) and American Stock Transfer & Trust Company, LLC (the “Agent”, and together with the Company, collectively the “Parties”).
RECITALS
WHEREAS, the Parties entered into that certain Rights Agreement, dated as of December 21, 2012 (the “Rights Agreement”); and
WHEREAS, the Parties wish to amend the Rights Agreement to permit shareholders to hold discussions regarding the composition of the Company's board of directors, as further set forth below.
NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    AMENDMENT TO RIGHTS AGREEMENT
1.1    Amendment to Section 1.3.3 of the Rights Agreement. The definition of “Beneficial Owners” set forth in Section 1.3.3 of the Rights Agreement is hereby amended and restated in its entirety as follows:
“1.3.3    which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has (A) any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), written or otherwise, for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1.3.2(ii)) or disposing of any securities of the Company or (B) any agreement, arrangement or understanding, whether or not in writing, to cooperate in obtaining, changing or influencing the control of the Company (except to the extent contemplated by the proviso to Section 1.3.2(ii)); provided; however; that for the avoidance of doubt, Persons who hold informal discussions beginning on March 11, 2013 until such date as the Company files a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission with respect to the Company's 2013 annual stockholders' meeting, potentially reaching agreements with respect to the voting for the election of directors at the Company's 2013 annual meeting of stockholders, but not for other prohibited actions will not be deemed to be Beneficial Owners of the Common Shares of any other Person as a result of such discussions; or”

2.	GENERAL
2.1    Defined Terms. Capitalized terms used herein which are not otherwise defined herein shall have the meaning given to such terms in the Rights Agreement.

2.2    Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Rights Agreement remains in full force and effect.
2.3    Miscellaneous. Sections 26 through 34 of the Rights Agreement are hereby incorporated into this Amendment as though they were restated herein in their entirety (mutatis mutandis).
[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

AFFINITY GAMING

By:	/s/ Marc H. Rubinstein

Name:	Mark H. Rubinstein

Title:	Senior Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli

Name:	Michael A. Nespoli

Title:	Senior Vice President